UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 29, 2011

GLOBAL AXCESS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida		32256
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement.

(1)  On December 29, 2011, Global Axcess Corp., a Nevada corporation (the “Company”), entered into a $3.0 million credit facility with Fifth Third Bank (“Fifth Third”). The credit facility consists of a draw loan of up to $3.0 million.

The draw loan is covered by a Loan and Security Agreement, dated as of December 29, 2011 (the “Loan Agreement”), among the Company, Nationwide Money Services, Inc., Nationwide Ntertainment Services, Inc., EFT Integration, Inc. (all subsidiaries of the Company) and Fifth Third.

On the day of closing of the Loan Agreement, the Company issued two promissory notes (the “Draw Loan C Promissory Notes”) in the amount of $40,800.00 and $51,800.00, respectively, to Fifth Third covering an initial disbursal pursuant to the draw loan. The Company will repay the amount borrowed on each of the Draw Loan C Promissory Notes, beginning on February 29, 2012, on the date which is the earlier of (i) 48 months following the date of the note, and (ii) the expiration date or earlier termination of the Customer Agreements (defined below); but, in any event, on either note, not later than May 31, 2015. The Draw Loan C Promissory Notes carry interest of LIBOR plus up to 600 basis points or 6.0%, whichever is greater. The proceeds of the Draw Loan C Promissory Notes were used to purchase certain identified customer agreements (the “Customer Agreements”). The proceeds from any future draw loans made pursuant to the Loan Agreement shall be used for the acquisition of identified customer agreements, and purchases of ATM related equipment and inventory.

The Loan Agreement contains customary representations, warranties and covenants, including covenants on the following:  (1) due authorization; (2) compliance with laws; (3) absence of breach; (4) collateral ownership and limitation of liens; (5) preparation of financial statements; (6) litigation and taxes; (7) events of default; (8) ERISA obligations; (9) use of loan proceeds; (10) limitations on indebtedness, liens and certain investments; (11) limitations on changes in ownership structure; (12) dividends; (13) repurchases of shares; and (14) maintenance of certain accounts with Fifth Third.

Pursuant to the Loan Agreement, the Company must also, on a consolidated basis, maintain an average of $1,200,000.00 of unencumbered liquid assets, measured on a quarterly basis.

The Loan Agreement and Draw Loan C Promissory Notes also include customary default provisions, including, without limitation, payment defaults, cross-defaults to other material indebtedness, and bankruptcy and insolvency. In general, upon an event of default, Fifth Third may, among other things, declare the outstanding principal and interest immediately due and payable.

Pursuant to the terms of the Loan Agreement, the Company granted Fifth Third a security interest in all of its assets (except for certain specifically identified equipment), and any other collateral pledged under other agreements with Fifth Third is cross-collateralized. The Customer Agreements are also subject to a Collateral Assignment of Contracts (the form of which is attached to the Loan Agreement), which assigns to Fifth Third, for collateral purposes, the Company’s rights under the Customer Contracts. The Loan Agreement also contains other specific collateral provisions.

A copy of the Loan Agreement (including the form of the Draw Loan C Note and Collateral Assignment of Contracts) will be filed with the Company’s next periodic report for the applicable period, in accordance with regulations of the Securities and Exchange Commission (the “SEC”). The description of the agreement contained herein is qualified in its entirety by reference to the agreement.

On January 5, 2012, the Company issued a Press Release announcing the new credit facility described herein. A copy of the Press Release is attached to this Current Report as Exhibit 99.1.

(2)  On January 4, 2012, the Company entered into a modification (the “Modification”) of an existing credit facility with Fifth Third. The Modification relates to a $5.0 million term note that was issued by the Company to Fifth Third on June 18, 2010. As part of the Modification, the Company re-amortized the principal balance of the $2.5 million debt balance on this note (as of December 31, 2011) from 18 months remaining to 36 months remaining.

A copy of the Modification will be filed with the Company’s next periodic report for the applicable period, in accordance with regulations of the SEC. The description of the agreement contained herein is qualified in its entirety by reference to the agreement.

On January 5, 2012, the Company issued a Press Release announcing the modification described herein. A copy of the Press Release is attached to this Current Report as Exhibit 99.1.

Item 2.03                 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

           The disclosure contained in Item 1.01(1) above is hereby incorporated by reference in response to this Item 2.03.

Item 9.01                 Financial Statements and Exhibits.

(d)           Exhibits.

99.1           Press Release, dated January 5, 2012, issued by Global Axcess Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP.

Dated: January 5, 2012	By:	/s/ Michael J. Loiacono
	Name:	Michael J. Loiacono
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release, dated January 5, 2012, issued by Global Axcess Corp.